STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

C. MURPHY HEBERT
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Business Entity - Filing Acknowledgement

04/23/2026

Work Order Item Number:	W2026042301312-5178336
Filing Number:	20265692039
Filing Type:	Amended Certification of Stock Designation After Issuance of Class/Series
Filing Date/Time:	4/23/2026 2:13:00 PM
Filing Page(s):	1

Indexed Entity Information:

Entity ID: E0283142018-1 **Entity Name:** M2i Global, Inc.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent
BUSINESS FILINGS INCORPORATED
701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

Docusign Envelope ID: A45854CF-3468-8B20-81D7-24528D2F8B0C

Filed in the Office of	Business Number E0283142018-1
FVAguilar	Filing Number 20265692039
Secretary of State State Of Nevada	Filed On 4/23/2026 2:13:00 PM
	Number of Pages 1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

X **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: M2i Global, Inc. Entity or Nevada Business Identification Number (NVID): NV20181421206
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 04/23/2026 Time: 6:00 P.M (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing.
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series B Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. X Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* To increase the number of shares of Series B Preferred Stock from 500 Shares Series B Preferred Stock to 750 Shares of Series B Preferred Stock.
7. Withdrawal:	Designation being Withdrawn: Cate of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Signed by: [signature] B6101228BB5F49C Signature of Officer Cate: 04/23/2026

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.